Exhibit 99.1

Press Release
July 23, 2015

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE SIX MONTHS ENDED JUNE 30, 2015

LCNB Corp. (LCNB) today announced net income of $3,123,000 (total basic and diluted earnings per share of $0.33 and $0.32, respectively) and $5,957,000 (total basic and diluted earnings per share of $0.63 and $0.62) for the three and six months ended June 30, 2015, respectively.  This compares to net income of $2,611,000 (total basic and diluted earnings per share of $0.28) and $3,934,000 (total basic and diluted earnings per share of $0.42) for the same three and six-month periods in 2014.  Results for 2015 and 2014 were significantly affected by the acquisitions of BNB Bancorp, Inc. ("BNB") on April 30, 2015 and Eaton National Bank & Trust Co. ("Eaton National") on January 24, 2014. In addition, LCNB sold impaired loans with a carrying value of approximately $4.5 million during the second quarter 2015.

Commenting on the financial results, LCNB CEO Steve Wilson said, "We are pleased to report our financial results for the three and six months ended June 30, 2015. Financial results were solid and actions taken during the second quarter, including the acquisition of BNB and the sale of impaired loans, favorably position LCNB for increased future profitability. The acquisition of BNB strengthens our presence in the desirable Montgomery County market and opens up new markets as we provide Brookville's customers with a broader array of banking services. The loan sale reduces LCNB's level of watched credits and improves credit quality metrics. Growth in the loan portfolio has contributed to increased net interest income and a higher net interest margin. The acquisition of BNB added $34.7 million to our loan portfolio and organic loan growth during the first half of 2015 added another $25.6 million."

Net interest income for the three and six months ended June 30, 2015 increased $1,594,000 and $2,559,000, respectively, from the comparative periods in 2014 due primarily to non-accrual interest recognized on the loan sale mentioned above, an increase in the volume of average interest earning assets, primarily loans, and an increase in the net interest margin.

The provision for loan losses for the three and six months ended June 30, 2015 was $422,000 and $410,000, respectively, greater than the comparable periods in 2014, primarily due to replenishment of the allowance for loan losses after the loan sale . Net loan charge-offs for for the first half of 2015 and 2014 totaled $988,000 and $531,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest decreased $3,713,000, from $5,802,000 or 0.83% of total loans at December 31, 2014 to $2,089,000 or 0.28% of total loans at June 30, 2015.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure) remained relatively unchanged, totaling $1,364,000 and $1,370,000 at June 30, 2015 and December 31, 2014, respectively.

Non-interest income for the three and six months ended June 30, 2015 was $530,000 and $759,000, respectively, greater than the comparable period in 2014 primarily due to increases in trust income, gains from sales of investment securities, and gains from sale of loans. The increase in trust income was due to growth in the fair value of assets serviced. The increase in gains from sales of investment securities was due to a higher volume of sales during the 2015 period and the increase in gains from sales of loans was primarily due to a gain recognized on the loan sale.

Non-interest expense for the three months ended June 30, 2015 was $826,000 greater than the comparable period in 2014 primarily due to merger-related expenses from the acquisition of BNB and to increases in salaries and employee benefits. Non-interest expense for the six months ended June 30, 2015 was $197,000 less than the comparable period in 2014 primarily due to merger-related expenses for the six month period in 2015 being $770,000 less than merger-related expenses for the comparable 2014 period and secondarily due to smaller decreases in other accounts. These decreases were largely offset by increased salaries and employee benefits primarily due to salary and wage increases, employees retained from the BNB and Eaton National acquisitions, an increase in the number of employees outside of the acquisitions, and an increase in retirement plan expenses.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 37 offices located in Warren, Butler, Montgomery, Clinton, Clermont, Hamilton, Fayette, Ross, and Preble Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations. Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies, including the successful integration of recently completed and pending acquisitions;

2.	LCNB may incur increased charge-offs in the future;

3.	LCNB may face competitive loss of customers;

4.	changes in the interest rate environment may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

5.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;

6.	changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

7.	LCNB may experience difficulties growing loan and deposit balances;

8.	the current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations;

9.
deterioration in the financial condition of the U.S. banking system may impact the valuations of investments LCNB has made in the securities of other financial institutions resulting in either actual losses or other than temporary impairments on such investments; and

10.
the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated and to be promulgated thereunder, which may subject LCNB and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.